Exhibit 10.7

INFRASTRUX GROUP, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Grant: Restricted Stock Units Grant Date: ,	Name: Signature:

Subject to your execution of a joinder to the Stockholders Agreement attached hereto as Exhibit A (as amended from time to time, the “Stockholders Agreement”), effective on the Grant Date, you have been granted the number of Restricted Stock Units (the “Restricted Units”) indicated above, which entitles you to receive              shares of common stock (the “Shares”) of InfrastruX Group, Inc. (the “Company”) in accordance with the provisions of this Agreement and the provisions of the InfrastruX Group, Inc. 2007 Equity Incentive Plan (the “Plan”).

Until vested, the Restricted Units shall be subject to forfeiture in the event of your Termination of Service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without Cause or by mutual agreement. All Restricted Units shall be forfeited in the event your Termination of Service is for Cause, whether or not previously vested.

Until vested, the Restricted Units or any right or interest therein are not transferable except by will or the laws of descent and distribution. Until the Shares are issued upon settlement of the Restricted Units, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award. You are not entitled to vote any of the Shares by virtue of this award.

The Restricted Units will vest and no longer be subject to the restrictions of and forfeiture under this Agreement (provided you have not incurred a Termination of Service) as follows:

1.    20% of the Restricted Units shall be vested on the Grant Date;

2.    20% of the Restricted Units shall vest on May 8, 2008 and on each anniversary thereafter so that the Restricted Units will be fully vested on May 8, 2011; and

3.    Notwithstanding the foregoing 100% of the Restricted Units shall vest:

a.    Upon a Change in Control;

b.    If prior to May 8, 2008, the date the Cumulative Proceeds equal or exceed 1.5 times the Investment;

c. If on or after May 8, 2008 and prior to May 8, 2009, on the date the Cumulative Proceeds equal or exceed 1.75 times the Investment;

d. If on or after May 8, 2009 and prior to May 8, 2010, on the date the Cumulative Proceeds equal or exceed 2 times the Investment.

If your employment is terminated by reason of death or Disability, then any Restricted Units which otherwise would have vested under item 2 above within one year of your termination shall immediately vest and will no longer be subject to the restrictions of and forfeiture under this Agreement. The Shares deliverable with respect to vested Restricted Units will be delivered upon the earlier of (A) six months and one day following your Termination of Service, or (B) a Change in Control.

You may also be required to make such other representations as the Company deems necessary in order to comply with any state or federal securities laws. In addition to being subject to the Stockholders Agreement, you agree that until the earlier of (x) May 8, 2011, (y) the date the Realized Cumulative Proceeds equal or exceed 3 times the Investment, or (z) the date Tenaska no longer has any direct or indirect ownership of the Company, the number of Shares deliverable under this Agreement that you may transfer or otherwise sell (other than in connection with the put and call rights under the Stockholders Agreement) shall be limited to the shares of common stock that Tenaska has sold or otherwise transferred from the Grant Date up to the relevant date.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable Federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the receipt of the Shares upon settlement of the Restricted Units. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation or (iv) paying the amount of the tax withholding obligation directly to the Company in cash.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Restricted Units Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Restricted Units under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of restricted units, or benefits in lieu of restricted units in the future. Future awards of restricted units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of units and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan, this Agreement and the Stockholders Agreement.

Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

INFRASTRUX GROUP, INC.

By:

Name: Michael T. Lennon

Title: President & CEO

EXHIBIT A

STOCKHOLDERS AGREEMENT

OF

INFRASTRUX GROUP, INC.